Exhibit 10(ar)



                           CITIZEN'S BANK OF MARYLAND

                   UNFUNDED DEFERRED COMPENSATION MASTER PLAN


1.          PURPOSE:


            The purpose of this Unfunded Deferred Compensation Master Plan (the "Plan") is to enable Participants (as defined in Section 2) to defer receipt of all or any portion of any Incentive Awards by so electing in accordance with the provisions of this Plan. An "Incentive Award" is a bonus awarded to a Participant pursuant to an Executive Compensation Incentive Plan (the "Incentive Plan") which may be sponsored by Citizens Bank of Maryland (the "Company") from time to time.


2.          ELIGIBILITY:


            Only those individuals who are senior department heads at the Company and who are included in the Executive Compensation Incentive Plan are eligible to participate in this Plan. Any such eligible individual who executes and delivers a valid Election to Defer (in the form attached as "Exhibit A") is referred to as a "Participant."


3.          PARTICIPATION:


            (a) Each year in which an Incentive Plan is sponsored by the Company, each eligible employee shall have the right to irrevocably elect to defer receipt of all or any portion of his Incentive Award for that year, if any, but not less than $5,000 (the "Deferred Compensation Amount").

            (b) A separate election must be filed for each year in which an Incentive Plan is sponsored by the Company. A valid Election to Defer must be completed and filed by the Participant with the Plan Committee before any amounts become payable to the Participant under the Incentive Plan to which the Election to Defer applies and nor later than December 31 of the calendar year to which the Incentive Plan applies.

            (c) A valid Election to Defer shall become effective on the date it is received by the Plan Committee.

4.          DEFERRED COMPENSATION ACCOUNT:


            (a) A separate general ledger account (the "Account") shall be established on the Company's books for each year in which a Participant has filed a valid Election to Defer. The Participant's Deferred Compensation Amount for such year shall be credited to the Participant's Account as of the date the Incentive Award to which the Participant's Election to Defer applies would otherwise have been payable to the Participant (the "Deferral Date"). Each Participant's Accounts shall be increased as provided in Sections 4(b) and (c). The Accounts shall be for bookkeeping purposes only. Title to and beneficial ownership of the Accounts shall remain in the Company.

            (b) Each separate Account shall be increased by the Annual Rate (as hereinafter defined) applicable to that Account, computed on the basis of a 365-day year and compounded quarterly. The "Annual Rate" shall equal the Index Rate (as hereinafter defined) plus fifty basis points. The "Index Rate" shall be determined separately for each Account and shall equal the yield, as of the Deferral Date applicable to the Account, on United States Treasury Securities having a maturity equal to the Account's Total Term (as hereinafter defined). Such yield for United States Treasury Securities shall be determined from the Federal Reserve Statistical Release Form H.15 (519) (the "Release") based on the appropriate term adjusted to a constant maturity. The "Total Term" of an Account shall equal the sum of the Deferral Term (as hereinafter defined) plus the length of the Payout Period (as hereinafter defined). Notwithstanding the foregoing, if the Total Term of an Account exceeds five years, the initial Index Rate applicable to that Account shall equal the yield as of the Deferral Date applicable to United States Treasury Securities having a maturity of five years as reported in the Release. The Index Rate shall thereafter be changed on each fifth anniversary of the Deferral Date to equal the yield for United States Treasury Securities having a maturity of the lesser of five years or the remaining amount of the Total Term. The "Deferral Term" shall be the period beginning on the Deferral Date applicable to the Account and ending on the Commencement Dare (as defined in Section 5(a)). The "Payout Period" shall be the period beginning on the Commencement Date and ending on the date the final distribution of the Account balance is to be made, as specified in Paragraph III of the Election to Defer.

            (c) In the event the Total Term is other than a period for which the Release contains rate information, the yield to be used in calculating the Index Rate shall be determined by interpolation of yields set forth in the Release for United States Treasury Securities. In the absence of manifest error, the Index Rate as determined by the Company shall be deemed presumptively correct. If

                        United States Treasury Securities cease to be published as of a readjustment date, the Company, in its sole discretion, shall set the Index Rate utilizing, a comparable interest rate or other source and its determination shall be final.

            (d) If, pursuant to Section 3201 of the Internal Revenue Code of 1986, as amended, the Company is required to withhold FICA contributions from a Participant's Deferred Compensation Amount, such FICA contribution shall be immediately withdrawn from the Participant's regular salary.


5.          PAYMENTS FROM THE PLAN:


            (a) Except as otherwise provided in this Section 5, the balance in each Account established for a Participant shall be paid in the manner specified in the Participant's Election to Defer applicable to that Account. The date on which payments from a Participant's Account shall first be made (the "Commencement Date") shall occur no earlier than the second anniversary date of the Deferral Date. Subsequent installments, if any, shall be paid on each anniversary date of the Commencement Date until the entire Account shall have been paid in full. The supplemental amounts described in Sections 4(b) and (c) shall continue to be credited to the Account until the entire Account is paid in full.

            (b) The Company shall withhold from any lump sum or installment payment due the Participant any required tax withholding amounts and shall remit the balance to the Participant.

            (c) If a Participant's employment with the Company is terminated for any reason including death, disability, voluntary or involuntary termination, prior to the normal retirement age established by the Company, the Company, in its sole discretion, may elect to distribute the entire balance of all of the Participant's Accounts in one lump sum or to continue the deferral in accordance with the Participant's Elections to Defer.

            (d) If a Participant shall have voluntarily terminated his employment with the Company prior to the normal retirement age established by the Company and the Company elects under Section 5(c) to continue the deferral, the Annual Rate applicable to such Participant's Accounts from the date of such voluntary termination shall be reduced thereafter by 50 basis points so as to equal the Index Rate as defined in Sections 4(b) and (c).

6.          DESIGNATION OF BENEFICIARY:


            Each Participant shall designate a beneficiary for purposes of distributions under this Plan for each of the Participant's Accounts. In the event of a Participant's death, the beneficiary for an Account shall be the person or persons last designated as such in writing, signed by the Participant and received by the Plan Committee before the Participant's death, except that any individual so designated must be surviving at the Participant's death. The Participant's filing of a valid beneficiary designation for an Account under this Plan shall be effective when received by the Plan Committee and shall automatically revoke any prior beneficiary designations filed by the Participant for that Account. Unless otherwise specified by the Participant as a part of his beneficiary designation, if there are two or more designated beneficiaries who are surviving at the Participant's death, they shall share equally, per capita in the distributions from the applicable Accounts. In the event that no validly designated beneficiary exists at the Participant's death for any Accounts, then the Participant's estate shall be the Participant's beneficiary for such Accounts.


7.          COMPANY'S OBLIGATIONS:


            (a) The Company's obligations under this Plan shall not be secured in any manner. No asset of the Company shall be placed in trust or in escrow or otherwise physically or legally segregated for the benefit of any Participant. The eventual payment of Participant Accounts shall not be secured by the issuance of any negotiable instrument or other evidence of indebtedness of the Company. Neither the Participant, his beneficiary, nor any other person shall be deemed to have any property interest, legal or equitable, in any specific asset of the Company, and to the extent that any person acquires any right to receive payments under this Plan, that right shall be no greater than, nor shall it have any preference or priority over, the rights of any unsecured general creditor of the Company.

            (b) The Company makes no representation regarding the tax consequences to a Participant in the Plan.


8.          ALIENATION OR ENCUMBRANCE:


            No payments, benefits or rights under this Plan shall be subject in any manner to anticipation, sale, transfer, assignment, mortgage, pledge, encumbrance, charge or alienation by the Participant, his beneficiary or any other person who could or might possibly receive future payments or benefits under this Plan.

9.          ADMINISTRATION OF PLAN:


            (a) The Plan will be administered by an internal committee designated by the Company from time to time (the "Plan Committee").

            (b) The Plan Committee shall have full power to interpret and administer the Plan, and the Plan Committee's interpretations and actions shall be binding and conclusive on all persons for all purposes. The Plan Committee shall act by vote, or written consent, of a majority of its members entitled to vote. Neither the Plan Committee nor any person acting on its behalf shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to willful misconduct.

            (c) If a Participant is also a member of the Plan Committee, such
                Participant may not vote or act upon matters relating specifically to his own participation under the Plan except when such matters relate to the Plan generally.


10.         ADOPTION DATE:


            This Plan was adopted by the Company and approved by the Board of Directors of the Company on October 18, 1991. This Plan completely amends and restates the Citizens Bank of Maryland Unfunded Deferred Compensation Plan initially established on December 14, 1988, the Citizens Bank of Maryland Unfunded Deferred Compensation Plan adopted on September 20, 1989, and the Citizens Bank of Maryland Unfunded Deferred Compensation Plan adopted on October 17, 1990. Any prior Elections to Defer under those prior plans shall be effective under this Plan.


11.         AMENDMENT AND TERMINATION:


            (a) The Company may unilaterally amend this Plan at any time;
                provided, however, that no amendment of this Plan may reduce or modify a Participant's accrued benefit determined as of the effective date of the amendment without the consent of the affected Participants. A Participant's accrued benefit as of any date is the benefit the Participant or his beneficiary would receive under this Plan if the Participant terminated employment on that date.

            (b) Notwithstanding any provision in this Plan, the Company reserves the right, in its sole discretion, to terminate this Plan at any time, regardless of any tax consequences to Participants which may result from such termination. Upon such termination, the entire balance of each participant's Account shall be immediately distributed to such Participant or his designated beneficiary.


12.         CONSTRUCTION:


            This Plan shall be construed according to the laws of Maryland, except where superseded by Federal law. Use of the masculine gender includes the feminine gender, use of the singular case includes the plural, and vice versa. The invalidity of any portion of this Plan shall not invalidate the remainder of the Plan, which shall continue in full force and effect.


WITNESS:                                          CITIZENS BANK OF MARYLAND


                                                  By:                   (SEAL)
------------------------------                       -------------------
                                                  Title: President